UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

(Amendment No. 1)*

Collegium Pharmaceutical, Inc.

(Name of Issuer)

Common Stock, par value $.001 per share

(Title of Class of Securities)

19459J104

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19459J104	SCHEDULE 13G	Page 1 of 17 Pages

1.	NAMES OF REPORTING PERSONS Boston Millennia Associates II Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware general partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,666
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,666
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,666
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%[1]
12.	TYPE OF REPORTING PERSON PN

[1]	The percentages reported in this Schedule 13G are based upon 28,610,551 shares of common stock outstanding as of October 31, 2016 according to the Form 10-Q filed by the issuer with the Securities and Exchange Commission on November 10, 2016.

CUSIP No. 19459J104	SCHEDULE 13G	Page 2 of 17 Pages

1.	NAMES OF REPORTING PERSONS Boston Millennia Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 898,445
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 898,445
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 898,445
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 19459J104	SCHEDULE 13G	Page 3 of 17 Pages

1.	NAMES OF REPORTING PERSONS Boston Millennia Partners II-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 43,035
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 43,035
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,035
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 19459J104	SCHEDULE 13G	Page 4 of 17 Pages

1.	NAMES OF REPORTING PERSONS Strategic Advisors Fund Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 8,077
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 8,077
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,077
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 19459J104	SCHEDULE 13G	Page 5 of 17 Pages

1.	NAMES OF REPORTING PERSONS Boston Millennia Partners GmbH & Co. KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION German limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 127,937
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 127,937
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,937
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 19459J104	SCHEDULE 13G	Page 6 of 17 Pages

1.	NAMES OF REPORTING PERSONS Glen Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,077,494
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,077,494
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,077,494
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 19459J104	SCHEDULE 13G	Page 7 of 17 Pages

1.	NAMES OF REPORTING PERSONS Boston Millennia Verwaltungs GmbH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION German corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 127,937
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 127,937
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,937
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 19459J104	SCHEDULE 13G	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS A. Dana Callow, Jr.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,082,160
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,082,160
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,082,160
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 19459J104	SCHEDULE 13G	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS Robert S. Sherman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,082,160
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,082,160
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,082,160
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 19459J104	SCHEDULE 13G	Page 10 of 17 Pages

1.	NAMES OF REPORTING PERSONS Martin J. Hernon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,082,160
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,082,160
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,082,160
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 19459J104	SCHEDULE 13G	Page 11 of 17 Pages

ITEM 1 (a).	NAME OF ISSUER:

Collegium Pharmaceutical, Inc.

ITEM 1 (b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

780 Dedham Street, Suite 800

Canton, MA 02021

ITEM 2 (a).	NAME OF PERSON FILING:

This statement is filed by Boston Millennia Associates II Partnership (“BMAP”), a Delaware general partnership, Boston Millennia Partners II Limited Partnership (“BMP II”), a Delaware limited partnership, Boston Millennia Partners II-A Limited Partnership (“BMP II-A”), a Delaware limited partnership, Strategic Advisors Fund Limited Partnership (“SAF”), a Delaware limited partnership, Boston Millennia Partners GmbH & Co. KG (“BMP-G”), a German limited partnership, Glen Partners II Limited Partnership (“GP”), a Delaware limited partnership, Boston Millennia Verwaltungs GmbH (“BMV”), a German corporation, and A. Dana Callow, Jr., Robert S. Sherman and Martin J. Hernon (collectively, the “Partners”). BMAP, BMP II, BMP II-A, SAF, BMP-G, GP, BMV, and Messrs. Callow, Sherman, and Hernon are collectively referred to as the “Reporting Persons.”

ITEM 2 (b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

30 Rowes Wharf

Boston, Massachusetts 02110

ITEM 2 (c).	CITIZENSHIP:

BMAP is a general partnership organized under the laws of Delaware.

Each of BMP II, BMP II-A, SAF, and GP is a limited partnership organized under the laws of Delaware.

BMP-G is a limited partnership organized under the laws of the Federal Republic of Germany.

BMV is a corporation organized under the laws of the Federal Republic of Germany.

Each of the Partners is a citizen of the United States.

ITEM 2 (d).	TITLE OF CLASS OF SECURITIES:

This Schedule 13G relates to the Common Stock, par value $0.001 (“Common Stock”), of Collegium Pharmaceutical, Inc. (the “Company”).

ITEM 2 (e).	CUSIP NUMBER:

19459J104

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

☐	(a	)	Broker or dealer registered under section 15 of the Exchange Act.

☐	(b	)	Bank as defined in section 3(a)(6) of the Exchange Act.

☐	(c	)	Insurance company as defined in section 3(a)(l9) of the Exchange Act.

☐	(d	)	Investment company registered under section 8 of the Investment Company Act.

☐	(e	)	An investment adviser in accordance with Rule 13d-l(b)(l)(ii)(E);

☐	(f	)	An employee benefit plan or endowment fund in accordance with Rule 13d-l(b)(l)(ii)(F);

☐	(g	)	A parent holding company or control person in accordance with Rule 13d-l(b)(l)(ii)(G);

☐	(h	)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

☐	(i	)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

☐	(j	)	Group, in accordance with Rule 13d-l (b)(1)(ii)(J).

Not applicable.

CUSIP No. 19459J104	SCHEDULE 13G	Page 12 of 17 Pages

ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

As of December 31, 2015, each of the following is the beneficial owner of the number of shares of Common Stock indicated:

Shares Beneficially Owned
BMAP	4,666 shares
BMP II	898,445 shares
BMP II-A	43,035 shares	[i]
SAF	8,077 shares
BMP-G	127,937 shares
GP	1,077,494 shares
BMV	127,937 shares
Mr. Callow	1,082,160 shares
Mr. Sherman	1,082,160 shares
Mr. Hernon	1,082,160 shares

(b)	Percent of Class:

BMAP	Less than 0.1%
BMP II	3.1%
BMP II-A	0.2%
SAF	Less than 0.1%
BMP-G	0.4%
GP	3.8%
BMV	0.4%
Mr. Callow	3.8%
Mr. Sherman	3.8%
Mr. Hernon	3.8%

GP, by virtue of its status as the sole general partner of BMP II, BMP II-A and SAF, and special limited partner of BMP-G, may be deemed to be the beneficial owner of 1,077,494 shares, representing beneficial ownership of 3.8%. BMV, by virtue of its status as the sole general partner of BMP-G, may be deemed to be the beneficial owner of 127,937 shares, representing beneficial ownership of 0.4%. By virtue of their status as the general partners of GP, managing directors of BMV-G, and managing general partners of BMA, each of Messrs. Callow, Sherman, and Hernon may be deemed each to be the beneficial owner of 1,082,160 shares, representing in the case of each Partner beneficial ownership of 3.8%. The foregoing percentages are based on the 28,610,551 shares of Common Stock indicated by the Company to be outstanding as of October 31, 2016.

(c)	Number of shares as to which such person has:

	Number of Shares:
Reporting Person	(i)	(ii)	(iii)	(iv)
BMAP	0	4,666	0	4,666
BMP II	0	898,445	0	898,445
BMP II-A	0	43,035	0	43,035
SAF	0	8,077	0	8,0777
BMP-G	0	127,937	0	127,937
GP	0	1,077,494	0	1,077,494
BMV	0	127,937	0	127,937
Mr. Callow	0	1,082,160	0	1,082,160
Mr. Sherman	0	1,082,160	0	1,082,160
Mr. Hernon	0	1,082,160	0	1,082,160

(i)	Sole power to vote or to direct the vote

CUSIP No. 19459J104	SCHEDULE 13G	Page 13 of 17 Pages

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or direct the disposition of

(iv)	Shared power to dispose or direct the disposition of

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-l(k)(1) of the Securities Exchange Act of 1934, as amended.

CUSIP No. 19459J104	SCHEDULE 13G	Page 14 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 19, 2016

Boston Millennia Associates II Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing General Partner

Boston Millennia Partners II Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Partners II-A Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Strategic Advisors Fund Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

CUSIP No. 19459J104	SCHEDULE 13G	Page 15 of 17 Pages

Boston Millennia Partners GmbH & Co. KG

By:	Boston Millennia Verwaltungs GmbH
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

/s/ A. Dana Callow, Jr.
A. Dana Callow, Jr.

/s/ Robert S. Sherman
Robert S. Sherman

/s/ Martin J. Hernon
Martin J. Hernon

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)

CUSIP No. 19459J104	SCHEDULE 13G	Page 16 of 17 Pages

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of Collegium Pharmaceutical, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

January 19, 2016

Boston Millennia Associates II Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing General Partner

Boston Millennia Partners II Limited Partnership

By:	Glen Partners II Limited Partnership Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Partners II-A Limited Partnership

By:	Glen Partners II Limited Partnership Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Strategic Advisors Fund Limited Partnership

By:	Glen Partners II Limited Partnership Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

CUSIP No. 19459J104	SCHEDULE 13G	Page 17 of 17 Pages

Boston Millennia Partners GmbH & Co. KG

By:	Boston Millennia Verwaltungs GmbH Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon
General Partner

Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Martin J. Hernon
Managing Director

/s/ A. Dana Callow, Jr.
A. Dana Callow, Jr.

/s/ Robert S. Sherman
Robert S. Sherman

/s/ Martin J. Hernon
Martin J. Hernon